UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2005

Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-50805	20-0138854

(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas	77056-6118

(Address of Principal Executive Offices)	(Zip Code)

(888) 220-6121

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On August 12, 2005, Hines REIT Properties, L.P. (the “Operating Partnership”), a subsidiary of Hines Real Estate Investment Trust, Inc. (“Hines REIT”), entered into a contract (the “Agreement”) giving the Operating Partnership the right, but not the obligation, to acquire an office property located in the central business district of Sacramento, California. The seller, JB Management L.P., is unaffiliated with Hines REIT and its affiliates. The aggregate purchase price for the property is expected to be approximately $69.0 million, exclusive of transaction costs, financing fees and working capital reserves. Hines REIT anticipates that the acquisition will be funded with net proceeds from its public offering and debt financing.

     The Agreement provides for a 60-day due diligence period, which commenced on August 12, 2005, during which Hines REIT will conduct substantial due diligence. The Operating Partnership has the right to terminate the Agreement by written notice and without penalty for any reason or no reason at all during this due diligence period. In addition, the closing of the acquisition is subject to a number of conditions and if any of such conditions is not fulfilled by the seller of the property, or waived by the Operating Partnership, then the Operating Partnership may terminate the Agreement without penalty.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
August 18, 2005	By:	/s/ Frank R. Apollo
Frank R. Apollo
Chief Accounting Officer, Treasurer and Secretary